Exhibit 99.1

FOR IMMEDIATE RELEASE:	FOR FURTHER INFORMATION:
Tuesday, September 1, 2009	Rich Sheffer (952) 887-3753

DONALDSON REPORTS FOURTH QUARTER RESULTS

AND FISCAL 2010 OUTLOOK

MINNEAPOLIS (Sept. 1, 2009) — Donaldson Company, Inc. (NYSE: DCI) announced its financial results for its fourth quarter ended July 31, 2009.

Summarized financial results for the periods ended July 31 are as follows (dollars in millions, except per share data):

	Three Months Ended July 31			Twelve Months Ended July 31
	2009	2008	Change	2009	2008	Change
Net sales	$421.3	$607.4	-30.6%	$1,868.6	$2,232.5	-16.3%
Operating income	34.8	67.9	-48.8%	170.0	245.8	-30.9%
Net earnings	23.6	48.6	-51.5%	131.9	172.0	-23.3%
Diluted EPS	$0.30	$0.60	-50.0%	$1.67	$2.12	-21.2%

Included in the above results are pre-tax restructuring expenses of $6.7 million in the quarter and $17.8 million for the year. The impact of these restructuring expenses reduced diluted EPS by $0.05 in the quarter and $0.15 for the year. Excluding the impact of these restructuring expenses, diluted EPS was $0.35 in the quarter and $1.82 for the year.

“None of us anticipated how dramatically the global recession would impact our Customers and consequently our sales levels over the past six months,” said Bill Cook, Chairman, President and CEO. “However, I am very proud of how quickly and effectively our Donaldson team has responded. As a result of our restructuring efforts, cost reduction initiatives, and working capital improvement projects, we delivered a sequential improvement in our gross margin during our fourth quarter.”

“In addition, we continued to improve our already-strong liquidity position as we generated substantial free cash flow of $61 million and $231 million for the fourth quarter and year, respectively. This has allowed us to continue to invest in our business for the future and reduce debt by $49 million this quarter while still increasing our global cash reserves and maintaining our dividend.”

“While we continue to be significantly impacted by the global recession, we are seeing signs that some of our end markets were beginning to stabilize in our fourth quarter as our overall sales were up 2% from our third quarter.

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Donaldson Company, Inc.

September 1, 2009

“Compared to our very strong prior year, our overall fourth quarter sales were down 31 percent and, excluding the impact of currency translation, were down 27 percent. In our Engine Products segment, local currency sales decreased 27 percent. In our Industrial Products segment, local currency sales also decreased 27 percent. Market conditions were also weak globally as our local currency sales decreased by 19 percent in Asia, 25 percent in the Americas, and 35 percent in Europe.”

“We continued working on our restructuring plans but did not complete all of our anticipated actions by the end of the quarter. Unfortunately, these restructuring actions included further work force reductions of 100 employees in our fourth quarter, for a total work force reduction of 2,800, or 21 percent, since the beginning of our fiscal year. From the actions we completed, we realized savings of approximately $23 million in the quarter and $43 million for the year. We anticipate that the cumulative effect of the restructuring actions completed in FY09 will generate over $100 million of annualized cost savings at our current sales levels.”

“While we project many of our businesses to remain steady at their current levels during the first half of FY10, we expect difficult year-over-year comparisons for the first two quarters of FY10 and then slowly improving comparisons in the second half of the year. Our restructuring efforts will size us appropriately if economic activity remains at these currently depressed levels for an extended period, while also providing us with the financial strength to capitalize on growth opportunities as they emerge.”

Financial Statement Discussion

The impact of foreign currency translation decreased reported sales by $22.6 million, or 3.7 percent, in the quarter and $76.8 million, or 3.4 percent, for the year. The impact of foreign currency translation decreased reported net earnings by $0.9 million, or 1.9 percent, in the quarter and $3.8 million, or 2.2 percent, for the year.

Gross margin was 32.8 percent for the quarter and 31.6 percent for the year, compared to prior year margins of 33.2 percent and 32.5 percent, respectively. The decrease in this year’s fourth quarter gross margin was primarily driven by lower absorption of fixed costs due to the drop in our production volumes, and additional restructuring costs of $3.2 million, partially offset by savings from completed restructuring activities, a positive year-over-year LIFO accounting impact, better execution on large project shipments, and improved distribution efficiencies.

Operating expenses for the quarter were 24.6 percent of sales, up from 22.0 percent last year. Fourth quarter operating expenses included $3.5 million in restructuring costs, and $9 million savings from restructuring actions completed during the year. For the year, operating expenses were 22.5 percent of sales, up from 21.5 percent last year. Our operating expense reduction programs remain in effect, including a hiring freeze, salary freeze, targeted restructurings, and other expense reduction actions.

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Donaldson Company, Inc.

September 1, 2009

The effective tax rate for the quarter was 26.0 percent, compared to the prior year rate of 26.6 percent. The decrease was primarily due to a favorable geographic mix in the quarter as our Asia Pacific entities, which generally have lower tax rates, performed relatively better than other regions.  For the year, the effective tax rate was 18.3 percent, down from 27.2 percent last year due to $19.6 million of tax benefits, primarily from the favorable resolution of tax audits as reported in prior quarters.

Free cash flow was $60.8 million in the quarter versus $51.0 million last year. For the year, we generated $231.4 million of free cash flow compared to $102.7 million last year. We repurchased no shares during the quarter and repurchased 802,000 shares during the year for $32.8 million.

FY10 Outlook

While it appears that conditions may have stabilized at many of our Customers and in many of our end markets, we continue to have limited visibility into the future. Consequently, we remain cautious in the near-term to forecasting a return to growth.

•

We are planning our total FY10 sales to be between $1.65 and $1.75 billion, or approximately the pace of the past two quarters. For the full year FY10 versus FY09, sales are projected to be down 6 to 12 percent. Foreign currency translation is expected to provide a small benefit based on our planned rates for the Euro of US$1.39 and 98 Yen to the US$ for FY10.

•

As noted above, we did not complete all of our anticipated restructuring actions by the end of our fourth quarter. Consequently, restructuring costs in FY10 are projected to be $12 to $17 million. Including these costs, we expect our full year operating margin to still be between 9.5 to 10.5 percent.

•	We expect our full year FY10 tax rate to be between 30 and 32 percent as we do not anticipate significant discrete tax benefits as occurred in FY09.

•

We will continue to focus on our working capital improvement initiatives and expect our full year free cash flow of $120 to $140 million. We will continue to use our cash flow for dividends, capital projects, and the maintenance of our strong liquidity position.

•

We forecast our full year FY10 EPS to be between $1.32 and $1.52, including our estimated full year restructuring costs of $12 to $17 million. Excluding those restructuring charges, we forecast our full year FY10 EPS to be between $1.44 and $1.64.

Engine Products:  We expect full year sales to decrease 3 to 8 percent, inclusive of the impact of foreign currency translation.

•	In our On-Road Products businesses, we believe that global build rates for heavy- and medium-duty trucks are stabilizing at the current levels.

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Donaldson Company, Inc.

September 1, 2009

•	We are forecasting slightly lower sales for our aerospace and defense products as the level of Customer demand for defense products is decreasing.

•

We expect activity in the construction and mining end markets to remain at their current levels during the first half of FY10, and anticipate Customer demand in the farm equipment market outside of North America to continue its current decline.

•

Our aftermarket sales are expected to improve slightly from their current levels as utilization rates for both heavy trucks and off-road equipment are stabilizing. We also anticipate smaller Customer inventory adjustments. We expect to benefit from the increasing amount of equipment in the field with our PowerCore® technology as well as our other proprietary filtration systems.

Industrial Products: We forecast full year FY10 sales to decrease 11 to 16 percent, inclusive of the impact of foreign currency translation.

•

Our Industrial Filtration Solutions’ sales are projected to decrease 10 to 15 percent for the year due to difficult comparable sales in the first half of FY10. We expect global manufacturing activity to remain near its current level.

•	We expect full year sales of our Gas Turbine Products to decrease 21 to 26 percent due the slowdown in demand for large power generation projects.

•

Special Applications Products’ sales are projected to be flat to down 5 percent, as conditions appear to have stabilized in the hard disk drive market and may continue to weaken in the short-term in our membrane products’ industrial end markets.

About Donaldson Company

Donaldson is a leading worldwide provider of filtration systems that improve people’s lives, enhance our Customers’ equipment performance, and protect our environment. We are a technology-driven company committed to satisfying our Customers’ needs for filtration solutions through innovative research and development, application expertise, and global presence. Our employees contribute to the Company’s success by supporting our Customers at our more than 100 sales, manufacturing, and distribution locations around the world.

Donaldson is a member of the S&P MidCap 400 and Russell 1000 indices, and our shares trade on the NYSE under the symbol DCI. Additional information is available at www.donaldson.com.

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Donaldson Company, Inc.

September 1, 2009

SAFE HARBOR STATEMENT UNDER THE SECURITIES REFORM ACT OF 1995

The company desires to take advantage of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 (the “Act”) and is making this cautionary statement in connection with such safe harbor legislation. This announcement contains forward-looking statements, including forecasts, plans, and projections relating to our business and financial performance and global economic conditions, which involve uncertainties that could materially impact results.

The company wishes to caution investors that any forward-looking statements are subject to uncertainties and other risk factors that could cause actual results to differ materially from such statements, including but not limited to risks associated with: world economic factors and the ongoing economic downturn that is negatively impacting all regions of the world, the recent significant reduction in sales volume and orders, our Customers’ financial condition, currency fluctuations, commodity prices, political factors, the company’s international operations, highly competitive markets, governmental laws and regulations, including the impact of the unprecedented economic stimulus measures being implemented by governments around the world, the implementation of our new information systems, potential global health outbreaks, and other factors included in our Annual and Quarterly Reports. We undertake no obligation to publicly update or revise any forward-looking statements.

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Donaldson Company, Inc.

September 1, 2009

CONDENSED STATEMENTS OF CONSOLIDATED EARNINGS

DONALDSON COMPANY, INC. AND SUBSIDIARIES

(Thousands of dollars, except share and per share amounts)

(Unaudited)

	Three Months Ended July 31		Twelve Months Ended July 31
	2009	2008	2009	2008
Net sales	$421,321	$607,422	$1,868,629	$2,232,521

Cost of sales	283,112	405,875	1,278,923	1,506,659

Gross margin	138,209	201,547	589,706	725,862

Operating expenses	103,447	133,671	419,751	480,050

Operating income	34,762	67,876	169,955	245,812

Other income, net	(1,022)	(2,312)	(8,488)	(6,901)

Interest expense	3,933	3,995	17,018	16,550

Earnings before income taxes	31,851	66,193	161,425	236,163

Income taxes	8,297	17,620	29,518	64,210

Net earnings	$23,554	$48,573	$131,907	$171,953

Weighted average shares outstanding	77,963,556	78,609,599	77,879,036	79,207,604

Diluted shares outstanding	79,125,087	80,604,979	79,172,042	81,211,343

Net earnings per share	$0.30	$0.62	$1.69	$2.17

Net earnings per share assuming dilution	$0.30	$0.60	$1.67	$2.12

Dividends paid per share	$0.115	$0.110	$0.455	$0.420

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Donaldson Company, Inc.

September 1, 2009

DONALDSON COMPANY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Thousands of dollars)

(Unaudited)

	July 31 2009	July 31 2008
ASSETS

Cash and cash equivalents	$143,687	$83,357
Accounts receivable – net	280,187	413,863
Inventories – net	180,238	264,129
Prepaids and other current assets	72,655	92,408

Total current assets	676,767	853,757

Other assets and deferred taxes	276,161	279,706
Property, plant and equipment – net	381,068	415,159

Total assets	$1,333,996	$1,548,622

LIABILITIES AND SHAREHOLDERS’ EQUITY

Trade accounts payable	$123,063	$200,967
Employee compensation and other liabilities	141,967	170,667
Notes payable	29,558	139,404
Current maturity long-term debt	5,496	5,669

Total current liabilities	300,084	516,707

Long-term debt	253,674	176,475
Other long-term liabilities	91,620	115,405

Total liabilities	645,378	808,587

Equity	688,618	740,035

Total liabilities and equity	$1,333,996	$1,548,622

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Donaldson Company, Inc.

September 1, 2009

DONALDSON COMPANY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Thousands of dollars)

(Unaudited)

	Twelve Months Ended July 31
	2009	2008
OPERATING ACTIVITIES

Net earnings	$131,907	$171,953
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	58,597	56,732
Changes in operating assets and liabilities	92,901	(49,994)
Tax benefit of equity plans	(2,663)	(9,178)
Stock compensation plan expense	1,900	9,312
Other, net	(5,715)	(5,291)
Net cash provided by operating activities	276,927	173,534

INVESTING ACTIVITIES

Net expenditures on property and equipment	(45,569)	(70,822)
Acquisitions and divestitures, net	(74,318)	(2,377)
Net cash used in investing activities	(119,887)	(73,199)
FINANCING ACTIVITIES

Purchase of treasury stock	(32,773)	(92,202)
Net change in debt	(30,969)	29,701
Dividends paid	(35,166)	(33,003)
Tax benefit of equity plans	2,663	9,178
Exercise of stock options	4,476	9,308
Net cash used in financing activities	(91,769)	(77,018)

Effect of exchange rate changes on cash	(4,941)	4,803

Increase in cash and cash equivalents	60,330	28,120

Cash and cash equivalents – beginning of year	83,357	55,237

Cash and cash equivalents – end of period	$143,687	$83,357

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Donaldson Company, Inc.

September 1, 2009

SEGMENT DETAIL

(Thousands of dollars)

(Unaudited)

	Engine Products	Industrial Products	Corporate & Unallocated	Total Company
3 Months Ended July 31, 2009:
Net sales	$227,347	$193,974	—	$421,321
Earnings before income taxes	17,545	19,087	(4,781)	31,851

3 Months Ended July 31, 2008:
Net sales	$326,683	$280,739	—	$607,422
Earnings before income taxes	43,652	31,991	(9,450)	66,193

12 Months Ended July 31, 2009:
Net sales	$1,001,961	$866,668	—	$1,868,629
Earnings before income taxes	83,797	89,526	(11,898)	161,425

12 Months Ended July 31, 2008:
Net sales	$1,229,171	$1,003,350	—	$2,232,521
Earnings before income taxes	158,931	102,420	(25,188)	236,163

NET SALES BY PRODUCT

(Thousands of dollars)

(Unaudited)

	Three Months Ended July 31		Twelve Months Ended July 31
	2009	2008	2009	2008
Engine Products segment:
Off-Road Products	$71,873	$116,283	$362,785	$448,681
On-Road Products	14,409	31,203	71,958	123,146
Aftermarket Products	141,065	179,197	567,218	657,344
Total Engine Products segment	$227,347	$326,683	$1,001,961	$1,229,171

Industrial Products segment:
Industrial Filtration Solutions Products	$109,032	$170,222	$503,611	$600,526
Gas Turbine Products	44,714	64,092	206,760	213,138
Special Applications Products	40,228	46,425	156,297	189,686
Total Industrial Products segment	$193,974	$280,739	$866,668	$1,003,350

Total Company	$421,321	$607,422	$1,868,629	$2,232,521

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Donaldson Company, Inc.

September 1, 2009

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(Thousands of dollars, except per share amounts)

(Unaudited)

	Three Months Ended July 31		Twelve Months Ended July 31
	2009	2008	2009	2008
Free cash flow	$60,803	$51,008	$231,358	$102,712
Net capital expenditures	11,418	18,713	45,569	70,822
Net cash provided by operating activities	$72,221	$69,721	$276,927	$173,534

EBITDA	$50,678	$84,412	$235,424	$307,968
Income taxes	(8,297)	(17,620)	(29,518)	(64,210)
Interest expense (net)	(3,486)	(3,337)	(15,402)	(15,073)
Depreciation and amortization	(15,341)	(14,882)	(58,597)	(56,732)

Net earnings	$23,554	$48,573	$131,907	$171,953

Net sales, excluding foreign currency translation	$443,909	$569,524	$1,945,438	$2,109,975
Foreign currency translation	(22,588)	37,898	(76,809)	122,546

Net sales	$421,321	$607,422	$1,868,629	$2,232,521

Net earnings, excluding foreign currency translation	$24,456	$45,286	$135,685	$159,047
Foreign currency translation	(902)	3,287	(3,778)	12,906

Net earnings	$23,554	$48,573	$131,907	$171,953

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Donaldson Company, Inc.

September 1, 2009

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (CONTINUED)

(Thousands of dollars, except per share amounts)

(Unaudited)

	Three Months Ended July 31		Twelve Months Ended July 31
	2009	2008	2009	2008
Net earnings, excluding restructuring charges	$28,031	$48,573	$144,030	$171,953
Restructuring charges, net of tax	(4,477)	—	(12,123)	—

Net earnings	$23,554	$48,573	$131,907	$171,953
Net earnings per share assuming dilution, excluding restructuring charges	$0.35	$0.60	$1.82	$2.12
Restructuring charges per share, net of tax	(0.05)	—	(0.15)	—

Net earnings per share assuming dilution	$0.30	$0.60	$1.67	$2.12

Although free cash flow, EBITDA, net sales excluding foreign currency translation, net earnings excluding foreign currency translation, net earnings excluding restructuring charges and net earnings per share assuming dilution excluding restructuring charges are not measures of financial performance under GAAP, the company believes they are useful in understanding its financial results. Free cash flow is a commonly used measure of a company’s ability to generate cash in excess of its operating needs. EBITDA is a commonly used measure of operating earnings less non-cash expenses. Both net sales and net earnings excluding foreign currency translation provide a comparable measure for understanding the operating results of the company’s foreign entities excluding the impact of foreign exchange. Both net earnings excluding restructuring charges and earnings per share excluding restructuring charges provide a comparable measure for understanding the results of the Company as compared to prior periods. A shortcoming of these financial measures is that they do not reflect the company’s actual results under GAAP. Management does not intend these items to be considered in isolation or as a substitute for the related GAAP measures.

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